Morgan Stanley California Insured Municipal Income Trust
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Los Angeles
Department
of Water
and Power


03/07/01


$101.580


4,000,000


1.63%


$1,140,665,000


0.35%


JP Morgan


F:\legal\msdata\paraleg\10f-3\California
insured municipal income trust